Exhibit 99.1

InterDigital's Board Authorizes Buyback of up to One Million Shares of Common Stock and Redemption of $2.50 Cumulative Convertible Preferred Stock

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--June 10, 2004--InterDigital Communications Corporation (Nasdaq:IDCC), a leading architect, designer and provider of wireless technology and product platforms, today announced that its Board of Directors approved the repurchase of up to one million shares of the Company's outstanding Common Stock at its recent Board meeting. The shares may be repurchased from time-to-time through open-market purchases or prearranged plans. The amount and timing of purchases will be based on a variety of factors, including potential stock acquisition price, cash requirements, acquisition opportunities, strategic investments and other market and economic factors. A portion of the repurchased shares may be used for the Company's equity-based incentive, retention and other benefit programs and the balance will be available for other general corporate purposes.
    The Company also announced that it will redeem all of its $2.50 Cumulative Convertible Preferred Stock ("Preferred Stock") outstanding as of June 15, 2004. As of June 4, 2004, the number of shares of Preferred Stock outstanding was 52,762. The Redemption Date of the Preferred Stock will be July 19, 2004. The redemption price for the Preferred Stock will be $25.00 per share plus accrued dividends from June 1, 2004 through the Redemption Date. Holders of the Preferred Stock also may exercise their option to convert their shares into Common Stock at any time prior to the close of business (5:00 p.m.
EDT) on July 16, 2004 at a conversion rate of 2.08 shares of InterDigital Common Stock for each share of Preferred Stock. Upon conversion, InterDigital will pay cash in lieu of fractional shares of Common Stock.
    Harry Campagna, Chairman of the Board, stated, "The Board of Directors' decision to repurchase another million common shares and redeem the outstanding Preferred Stock reflects our continued confidence in the Company's future. We repurchased two million shares in 2003 and remain convinced that additional investment in our own Common Stock is a very appropriate one."

    About InterDigital

    InterDigital architects, designs and provides advanced wireless technologies and products that drive voice and data communications. The Company offers technology and product solutions for mainstream wireless applications that deliver cost and time-to-market advantages for its customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G and 3G standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital Communications Corporation. All other trademarks are the property of their respective owners.

    This press release contains forward-looking statements as to the Company's beliefs, plans, and expectations with respect to our stock repurchase program. Forward-looking statements are subject to risks and uncertainties and actual outcomes could differ materially from those expressed in any such forward-looking statements due to a variety of factors including the potential acquisition price, our cash requirements, and other market and economic factors, relating to the share repurchase program. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Dawn Goldstein, 610-878-7800
             dawn.goldstein@interdigital.com
                 or
             Investor Contact:
             Janet Point, 610-878-7800
             janet.point@interdigital.com